FOR IMMEDIATE RELEASE

Spartan Motors Announces Fourth Quarter and 2004 Results

CHARLOTTE, Michigan, February 17, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced a 31.5 percent increase in fourth quarter net sales, but lower net earnings due to higher material costs and strategic investments at its emergency vehicle subsidiaries.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported net earnings of $395,000, or $0.03 per diluted share, on net sales of $80.3 million for the fourth quarter of 2004, versus net earnings of $1.3 million, or $0.10 per diluted share, on net sales of $61.1 million for the same quarter of last year.

Spartan said its quarterly sales were driven by market share gains at its Spartan Chassis subsidiary, which makes motorhome and fire truck chassis. However, higher sales in the quarter were offset by increased material costs at Spartan Chassis and continued production inefficiencies at its Emergency Vehicle Team (EVTeam) companies - Crimson Fire and Road Rescue. Spartan said its transition of production at Crimson Fire from its Alabama facility to its South Dakota headquarters, coupled with a move into a new building, as well as increased production costs at Road Rescue due to the need to outsource some manufacturing to meet customer delivery schedules, led to the net earnings decline in the fourth quarter.

For the year ended December 31, 2004, Spartan reported earnings from continuing operations grew 32.5 percent to $5.9 million, or $0.46 per diluted share, on net sales of $312.3 million, versus earnings from continuing operations of $4.4 million, or $0.36 per diluted share, on net sales of $237.4 million in 2003. Including the one-time gain in 2003 from its discontinued Carpenter school bus unit, Spartan posted net earnings of $6.0 million, or $0.49 per diluted share, in 2003.

"Looking at last year, we are pleased with our top-line growth, but clearly disappointed in our earnings performance as our strategic investments, while critical to our future, were more costly than expected," said John Sztykiel, president and CEO of Spartan Motors. "I am, though, pleased with the platform we've created, as shown by our record backlog of $117.6 million. We now have a full-line fire truck company with the addition of Crimson Fire Aerials, and the capacity for growth thanks to our new Crimson Fire facility. We have Road Rescue moving in the right direction from both a leadership and operations perspective, and we see the true potential of Spartan in our most mature business, Spartan Chassis, where our product development efforts led to strong sales growth and market share gains."

Sztykiel added: "While our fourth quarter mirrored our year in terms of production challenges overshadowing our positive sales momentum, we were intent on completing all the transition moves and related one-time costs in the quarter with a look toward 2005 as our breakout year."

Fourth Quarter 2004 Results
Spartan reported that consolidated gross margin declined from the prior year period, driven by the continued higher cost of steel as well as production constraints at Crimson Fire and Road Rescue. Gross margin was 11.9 percent in the 2004 fourth quarter, compared to 14.9 percent for the same period in 2003 and 12.2 percent in the third quarter of 2004. Spartan said steel surcharges accounted for a reduction in pre-tax earnings of more than $900,000, or $0.07 pre-tax per share, during the 2004 fourth quarter and $2.8 million, or $0.22 per share, of pre-tax earnings for 2004.

"We have been able to pass some of our material cost increases on to customers and have worked successfully with several of our suppliers during the fourth quarter to reduce the steel price impact," said Chief Financial Officer Jim Knapp. "Based on our model year pricing in the RV chassis business as well as our long lead times in fire trucks and emergency vehicles, we expect to recapture more of the steel price surcharges during the first quarter in emergency vehicles and in the third quarter of 2005 in RVs."

Total operating expenses increased on a dollar basis, but declined as a percentage of sales from 11.9 percent in 2003 to 10.8 percent in the 2004 fourth quarter. SG&A (selling, general and administrative) expense as a percentage of sales declined to 8.1 percent in the period versus 9.2 percent last year.

Spartan Chassis
Sales at Spartan Chassis grew by 36.1 percent in the fourth quarter, driven by a 56.0 percent increase in RV chassis sales. Spartan said market share gains, coupled with overall growth in Class A diesel-powered RVs as a percentage of total motorhome sales, helped it far outpace moderate growth in the market segment during the fourth quarter. Spartan posted its best-ever year of RV chassis sales, recording a 52.2 percent increase in 2004 over the prior year.

"We had a banner fourth quarter and full year in RV chassis sales, as our combination of innovation and quality helped us toward our goal of becoming the most desired brand among OEMs and RV consumers," said Sztykiel. "Looking ahead, we expect continued, though less aggressive, growth buoyed by a solid RV market and our ability to win market share with new and existing customers.

Fire truck chassis sales declined modestly in the fourth quarter reflecting a slower bid season in the summer of 2004, the time when Spartan secures orders for fourth quarter production. Despite the decline, Spartan's fire truck chassis business grew 15.5 percent for the year on the strength of new products such as its Gladiator Evolution and Big Easy and growing brand preference among end-user fire departments.

"We saw the slow summer bid season of 2004 result in lower fourth quarter sales, but we are pleased by our better-than-market growth for the year," said Sztykiel. "In 2005, we expect more growth in our fire truck business, particularly in the second half of the year based on current bid activity and our best-ever quarter of orders in the fourth quarter."

Emergency Vehicle Team (EVTeam)
Spartan said its EVTeam segment reported a loss for the quarter despite a 20.0 percent increase in net sales, due to continuing operational and transition issues. Crimson Fire reported flat sales compared with the prior year quarter as production transitioned from its Alabama facility into its main South Dakota plant and the start-up of its new facility resulted in fewer trucks produced during the fourth quarter. Crimson Fire Aerials, which was launched in 2003, continued to increase sales in the fourth quarter 2004 and remains on track for growth in 2005 based on current orders and bid activity.

Road Rescue's sales increased over last year's fourth quarter. Margins during the fourth quarter of 2004 were negatively impacted by lower than planned production volume, and a temporary increase in costs driven by the need to meet customer delivery dates. During the fourth quarter, Spartan also named Randy Knors as president of Road Rescue, Inc. Knors was previously vice president of operations at Spartan Chassis, the largest and most profitable subsidiary of Spartan Motors, and is working closely with the operations team at Road Rescue to return this subsidiary to profitability.

"Steel surcharges and the continuing production challenges at Road Rescue were complicated by our facility moves at Crimson Fire and contributed to a dismal fourth quarter for the EVTeam," said Sztykiel. "Crimson Fire's poor performance in the first half of 2004 necessitated changes which increased costs to meet second half deliveries. However, our new production facility went into operation during the fourth quarter as planned, and we are seeing signs of an improvement in the first quarter.

"We are also greatly encouraged by the ramp-up of Crimson Fire Aerials and what our status as a full-line fire truck maker is allowing us to do in terms of bid activity, attracting three new large and influential dealers, and the overall improved market perception of Crimson Fire."

Key Metrics
On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 1.8 percent in the fourth quarter of 2004 compared with ROIC of 10.8 percent in the same period in 2003. (Spartan defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) Spartan said ROIC was 8.4 percent for the full year 2004, up from 8.0 percent from the prior year. Consolidated backlog grew to a record $117.6 million as of December 31, 2004, compared with backlog of $95.4 million at year-end 2003 and backlog of $106.5 million at the end of the third quarter 2004.

"Our below-target ROIC performance reflects the investments we made in plant consolidations and operating improvements at our EVTeam and masks the better than 25 percent ROIC we achieved at Spartan Chassis," said Knapp. "We believe we can return to our 15-20 percent ROIC goal in 2005 based on the operational team and structure we have in place as well as our strong new business wins emphasized in our record backlog in the fourth quarter."

During the 2004 fourth quarter, Spartan generated $0.8 million in operating cash flows. Spartan has no debt and ended the year with $12.0 million in cash and marketable securities.

"We are continuing to aggressively manage operating expenses, yet remain steadfast in our commitment to invest in product development opportunities which will provide future growth and profit," said Sztykiel. "We remain on strong footing financially and our balance sheet is more than sufficient to support current and future growth initiatives.

"Looking ahead to 2005, we expect to see a return to better production flow for our EVTeam, with margin improvement from price increases kicking in during the second quarter and a return to profitability in the second half of the year. We also expect our focus on customer partnerships, innovation and premium products to continue to pay off in strong sales and continued market share advances company-wide over the course of 2005."

Fourth Quarter and 2004 Conference Call & Webcast
Spartan Motors will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO	Jeff Lambert, Ryan McGrath
Spartan Motors, Inc.	Lambert, Edwards & Associates, Inc.
(517) 543-6400	(616) 233-0500 / mail@lambert-edwards.com

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended December 31, 2004 and 2003

	December 31, 2004		December 31, 2003
	$-000-%		$-000-%

Sales	80,291		61,057
Cost of Sales	70,744		51,973
Gross Profit	9,547	11.9	9,084	14.9

Operating Expenses:
Research and Development	2,189	2.7	1,667	2.7
Selling, General and Administrative	6,514	8.1	5,568	9.2
Total Operating Expenses	8,703	10.8	7,235	11.9

Operating Income	844	1.1	1,849	3.0

Other Income (Expense):
Interest Expense	(60)	(0.1)	(99)	(0.2)
Interest and Other Income	152	0.2	(436)	(0.6)
Total Other Income (Expense)	92	0.1	(535)	(0.8)

Earnings before Equity Investment and Taxes	936	1.2	1,314	2.2

Taxes	541	0.7	205	0.4

Net Earnings from Continuing Ops.	395	0.5	1,109	1.8

Discontinued Operations:
Gain on Disposal of Carpenter	-	0.0	144	0.3

Net Earnings	395	0.5	1,253	2.1

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.03		0.09
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.01
Basic Net Earnings per Share	0.03		0.10

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.03		0.09
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.01
Diluted Net Earnings per Share	0.03		0.10

Basic Weighted Average Common Shares Outstanding	12,511		12,171

Diluted Weighted Average Common Shares Outstanding	12,884		12,461

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Year Ended December 31, 2004 and 2003

	December 31, 2004		December 31, 2003
	$-000-%		$-000-%

Sales	312,270		237,372
Cost of Sales	270,891		202,524
Gross Profit	41,379	13.3	34,848	14.7

Operating Expenses:
Research and Development	7,944	2.5	7,070	3.0
Selling, General and Administrative	24,450	7.9	21,604	9.1
Total Operating Expenses	32,394	10.4	28,674	12.1

Operating Income	8,985	2.9	6,174	2.6

Other Income (Expense):
Interest Expense	(366)	(0.1)	(330)	(0.1)
Interest and Other Income	575	0.1	(99)	(0.1)
Total Other Income (Expense)	209	0.0	(429)	(0.2)

Earnings before Equity Investment and Taxes	9,194	2.9	5,745	2.4

Taxes	3,312	1.0	1,305	0.5

Net Earnings from Continuing Ops.	5,882	1.9	4,440	1.9

Discontinued Operations:
Gain on Disposal of Carpenter	-	0.0	1,609	0.6

Net Earnings	5,882	1.9	6,049	2.5

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.48		0.37
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.13
Basic Net Earnings per Share	0.48		0.50

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.46		0.36
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.13
Diluted Net Earnings per Share	0.46		0.49

Basic Weighted Average Common Shares Outstanding	12,351		12,123

Diluted Weighted Average Common Shares Outstanding	12,743		12,434